Exhibit 99.01

CannaSys, Inc. Begins California Product Expansion with New Dispensary Partnership

DENVER, May 26, 2016 (GLOBE NEWSWIRE)--CannaSys, Inc. (OTCQB:MJTK), a leading marketing, branding and technology company focused on the regulated cannabis industry, today announced that it had successfully expanded into the California market with the adoption of its technology products by California Cannabis in Playa Vista, Los Angeles.

Synergy has implemented the use of CannaSys' loyalty product, BumpUp Rewards, and plans to expand its offering with CannaSys' new social deals application, CitizenToke. Synergy is the first dispensary in California to sign up to CannaSys' technology suite and is in the heart of Los Angeles.

"It is estimated that California's retail cannabis market is worth approximately $10 billion," noted Michael A. Tew, CEO of CannaSys. "As we look at the legislative cycle this year, California is a major focus for us in our product marketing and distribution efforts."

In addition to its relationship with California Cannabis, CannaSys has signed a strategic distribution and marketing agreement with Green Capital Ventures, Inc., a San Diego based cannabis industry consultancy and financing firm. Green Capital's founders are also founders of Gridiron Cannabis Coalition, an organization also founded by former All-Pro Tackle Kyle Turley.

CannaSys plans to form additional partnerships to distribute its core technology products and celebrity branded products throughout California. As user and product adoption begins to increase, new products will be introduced into the market.

About CannaSys, Inc.
CannaSys is a leading technology solutions, marketing, and branding company in the regulated cannabis industry. Its core products are delivered "software as a service" to facilitate point-of-purchase transactions, customer relationship marketing solutions, and regulated cannabis laboratory information management systems. CannaSys plans to develop, acquire, and build strategic relationships with other businesses in order to bring additional solutions to market in both established and developing medical and recreational cannabis states. For more information, please visit www.cannasys.com.

About Synergy Holistic Health Center, Inc. (California Cannabis)
Synergy Holistic Health Center, Inc. is a licensed provider of medical cannabis products to California residents. Based in Playa Vista, Los Angeles, California Cannabis is located at 5707 Mesmer Avenue. For more information, please visit:  http://california-canna-5pps.squarespace.com/ or @ccplayavista.

FORWARD-LOOKING STATEMENTS
This release includes forward-looking statements. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of CannaSys's products, increased levels of competition for CannaSys, new products and technological changes, CannaSys's dependence on third-party suppliers, and other risks detailed from time to time in CannaSys's periodic reports filed with the Securities and Exchange Commission.

Contact:
CannaSys, Inc.
Michael A. Tew
Chief Executive Officer
Tel:  720.420.1290
Email: michael.tew@cannasys.com
Web:  www.cannasys.com